Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Second Quarter 2018 Results

Second Quarter 2018 Highlights

•	Net sales of $995 million, a 9% increase versus prior year

•	Net loss of $21 million

•	Segment EBITDA of $128 million, a 28% increase versus prior year

•	Liquidity of $322 million

COLUMBUS, Ohio - (August 7, 2018) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the second quarter ended June 30, 2018.

“Strong results in our base epoxy resins and forest products businesses drove year over year Segment EBITDA gains of 28% and sales growth of 9% in the second quarter of 2018,” said Craig A. Rogerson, Chairman, President and CEO. “Our results also reflected improved performance in our specialty epoxy resins business, primarily due to ongoing growth in our waterborne coatings business, as well as the positive impact of our recent structural cost reduction initiatives.”

Mr. Rogerson added: “We continue to expect strong year-over-year Segment EBITDA growth in the second half of 2018 reflecting solid demand in our global forest products business and continued strength in market fundamentals in base epoxy resins, which are expected to persist for the foreseeable future. We also anticipate that continued environmental regulation and long-term secular growth in renewable energy will support gains in our waterborne coatings and wind energy business over the next few years. Finally, we generated $41 million of operating cash flow in the second quarter and we remain focused on generating improved cash flow in 2018.”

Second Quarter 2018 Results

Net Sales. Net sales for the quarter ended June 30, 2018 were $995 million, an increase of 9% compared with $912 million in the prior year period. The increase in reported net sales was driven by the pass-through of higher raw material costs and pricing actions primarily in the base epoxy resins business.

Segment EBITDA. Segment EBITDA for the quarter ended June 30, 2018 was $128 million, an increase of 28% compared with the prior year period. Segment EBITDA in the second quarter of 2018 increased by $29 million, or 29%, when adjusted for divestitures. Second quarter 2018 results reflected cost reduction actions and improved margins primarily in the Company’s base epoxy resins, phenolic specialty resins, and global formaldehyde businesses.

Global Restructuring Programs

Hexion recently identified $53 million of structural cost savings that it expects to realize during 2018. In the first six months of 2018, the Company achieved $25 million of cost savings, including reductions in selling, general and administrative expenses and targeted site rationalizations. At June 30, 2018, Hexion had approximately $28 million of total in-process savings that it expects to be substantially realized by year-end 2018.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the second quarter ended June 30, 2018 and 2017. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of net loss to Segment EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$564	$517	$1,104	$1,009
Forest Products Resins	431	395	837	773
Total Net Sales	995	912	1,941	1,782
Adjustment for disposition (2)	—	(4)	—	(8)
Adjusted Net Sales	$995	$908	$1,941	$1,774

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$72	$46	$142	$98
Forest Products Resins	76	68	143	129
Corporate and Other	(20)	(14)	(39)	(32)
Total Segment EBITDA	$128	$100	$246	$195
Adjustment for disposition (2)	—	(1)	—	(2)
Adjusted Segment EBITDA	$128	$99	$246	$193
(1)Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)Adjustment for disposition impacts the Forest Products Resins segment.

Liquidity and Capital Resources

At June 30, 2018, Hexion had total debt of approximately $3.8 billion compared to $3.7 billion at December 31, 2017. In addition, at June 30, 2018, the Company had $322 million in liquidity comprised of $114 million of unrestricted cash and cash equivalents, $180 million of borrowings available under the Company’s senior secured asset-based revolving credit facility (the “ABL Facility”) and $28 million of time drafts and availability under credit facilities at certain international subsidiaries. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call

Hexion will host a teleconference to discuss Second Quarter 2018 results on Tuesday, August 7, 2018, at 8:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (844) 492-6045
International Participants: +1 (574) 990-2716
Participant Passcode: 2177957

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com. A replay of the call will be available for one week beginning at 11:00 a.m. Eastern Time on August 7, 2018.  The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 2177957. A replay will also be available through the Investor Relations section of the Company’s website.

Covenant Compliance
The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.
The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 10.375% First-Priority Senior Secured Notes, 13.75% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a last twelve months (“LTM”) basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.
The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $35 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At June 30, 2018, the Company’s availability under the ABL Facility exceeded such levels; therefore, the minimum fixed charge coverage ratio did not apply.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the other segments. Segment EBITDA should not be considered a substitute for net loss or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted Segment EBITDA is defined as Segment EBITDA adjusted for disposition. See Schedule 4 to this release for reconciliation of net loss to Segment EBITDA and Adjusted Segment EBITDA.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net loss determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company

Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
Net sales	$995	$912	$1,941	$1,782
Cost of sales	829	778	1,618	1,515
Gross profit	166	134	323	267
Selling, general and administrative expense	77	77	159	156
Gain on disposition	—	—	(44)	—
Asset impairments	—	—	25	—
Business realignment costs	5	10	14	17
Other operating expense, net	11	9	20	3
Operating income	73	38	149	91
Interest expense, net	84	82	167	165
Loss on extinguishment of debt	—	—	—	3
Other non-operating expense (income), net	8	(7)	7	(5)
Loss before income tax and earnings from unconsolidated entities	(19)	(37)	(25)	(72)
Income tax expense (benefit)	3	(1)	11	7
Loss before earnings from unconsolidated entities	(22)	(36)	(36)	(79)
Earnings from unconsolidated entities, net of taxes	1	2	2	3
Net loss	$(21)	$(34)	$(34)	$(76)
Net income attributable to noncontrolling interest	(1)	—	(1)	—
Net loss attributable to Hexion Inc.	$(22)	$(34)	$(35)	$(76)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $16 and $18, respectively)	$130	$115
Accounts receivable (net of allowance for doubtful accounts of $18 and 19, respectively)	473	462
Inventories:
Finished and in-process goods	245	221
Raw materials and supplies	103	92
Current assets held for sale	—	6
Other current assets	62	44
Total current assets	1,013	940
Investment in unconsolidated entities	22	20
Deferred income taxes	9	8
Long-term assets held for sale	—	2
Other long-term assets	42	49
Property and equipment:
Land	87	84
Buildings	282	291
Machinery and equipment	2,299	2,327
	2,668	2,702
Less accumulated depreciation	(1,810)	(1,778)
	858	924
Goodwill	110	112
Other intangible assets, net	32	42
Total assets	$2,086	$2,097
Liabilities and Deficit
Current liabilities:
Accounts payable	$397	$402
Debt payable within one year	82	125
Interest payable	82	82
Income taxes payable	10	12
Accrued payroll and incentive compensation	60	47
Current liabilities associated with assets held for sale	—	2
Other current liabilities	119	135
Total current liabilities	750	805
Long-term liabilities:
Long-term debt	3,678	3,584
Long-term pension and post employment benefit obligations	246	262
Deferred income taxes	11	11
Other long-term liabilities	178	177
Total liabilities	4,863	4,839
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2018 and December 31, 2017	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(10)	(8)
Accumulated deficit	(2,998)	(2,964)
Total Hexion Inc. shareholder’s deficit	(2,777)	(2,741)
Noncontrolling interest	—	(1)
Total deficit	(2,777)	(2,742)
Total liabilities and deficit	$2,086	$2,097

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
(In millions)	2018	2017
Cash flows used in operating activities
Net loss	$(34)	$(76)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	58	56
Non-cash asset impairments	25	—
Deferred tax benefit	—	(2)
Loss (gain) on sale of assets	2	(2)
Gain on disposition	(44)	—
Amortization of deferred financing fees	8	8
Loss on extinguishment of debt	—	3
Unrealized foreign currency losses	12	4
Other non-cash adjustments	(2)	(2)
Net change in assets and liabilities:
Accounts receivable	(27)	(96)
Inventories	(40)	(50)
Accounts payable	12	13
Income taxes payable	1	1
Other assets, current and non-current	(18)	2
Other liabilities, current and long-term	5	(54)
Net cash used in operating activities	(42)	(195)
Cash flows provided by (used in) investing activities
Capital expenditures	(43)	(57)
Proceeds from disposition, net	49	—
Proceeds from sale of assets, net	1	4
Net cash provided by (used in) investing activities	7	(53)
Cash flows provided by financing activities
Net short-term debt borrowings	3	8
Borrowings of long-term debt	294	1,119
Repayments of long-term debt	(243)	(928)
Long-term debt and credit facility financing fees paid	(1)	(24)
Net cash provided by financing activities	53	175
Effect of exchange rates on cash and cash equivalents	(3)	5
Change in cash and cash equivalents	15	(68)
Cash and cash equivalents at beginning of period	115	196
Cash and cash equivalents at end of period	$130	$128
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$159	$147
Income taxes, net	10	9

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET LOSS TO SEGMENT EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
Reconciliation:
Net loss attributable to Hexion Inc.	$(22)	$(34)	$(35)	$(76)
Net income attributable to noncontrolling interest	(1)	—	(1)	—
Net loss	(21)	(34)	(34)	(76)
Income tax expense (benefit)	3	(1)	11	7
Interest expense, net	84	82	167	165
Depreciation and amortization	28	28	58	56
EBITDA	$94	$75	$202	$152
Items not included in Segment EBITDA:
Asset impairments	$—	$—	$25	$—
Business realignment costs	5	10	14	17
Gain on disposition	—	—	(44)	—
Realized and unrealized foreign currency losses (gains)	15	(1)	22	(2)
Loss on extinguishment of debt	—	—	—	3
Other	14	16	27	25
Total adjustments	34	25	44	43
Segment EBITDA	$128	$100	$246	$195

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$72	$46	$142	$98
Forest Products Resins	76	68	143	129
Corporate and Other	(20)	(14)	(39)	(32)
Total	$128	$100	$246	$195

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2018	2017	2018	2017
Segment EBITDA	$128	$100	$246	$195
Adjustment for disposition(1)	—	(1)	—	(2)
Adjusted Segment EBITDA	$128	$99	$246	$193

(1)	Adjustment for disposition impacts the Forest Products Resins segment.

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA (Unaudited)

June 30, 2018
LTM Period
Net loss	$(192)
Income tax expense	22
Interest expense, net	330
Depreciation and amortization	118
Accelerated depreciation	14
EBITDA	292
Adjustments to EBITDA:
Asset impairments	38
Business realignment costs (1)	49
Realized and unrealized foreign currency losses	27
Gain on disposition	(44)
Unrealized gains on pension and postretirement benefits (2)	(4)
Other (3)	64
Cost reduction programs savings (4)	28
Adjustment for ATG disposition (5)	(2)
Adjusted EBITDA	$448
Pro forma fixed charges (6)	$315
Ratio of Adjusted EBITDA to Fixed Charges (7)	1.42

(1)
Primarily represents cost related to headcount reduction expenses and plant rationalization costs related to in-process and recently completed cost reduction programs, termination costs and other costs associated with business realignments.

(2)	Represents non-cash gains resulting from pension and postretirement benefit plan liability remeasurements.

(3)	Primarily includes certain professional fees related to strategic projects, retention program costs, business optimization expenses, management fees and expenses related to legacy liabilities.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Represents pro forma LTM Adjusted EBITDA impact of the ATG disposition, which occurred during the first quarter of 2018.

(6)	Reflects pro forma interest expense based on interest rates at June 30, 2018.

(7)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the Secured Indentures, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of at least 2.0 to 1.0. As of June 30, 2018, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $180 at June 30, 2018).